                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.      )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement     [ ]  Confidential, for Use of the
                                           Commission Only (as permitted by Rule
[X]   Definitive Proxy Statement           14a-6(e)(2))

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-12

                                DOVER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      --------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

      (3)   Filing Party:

      --------------------------------------------------------------------------

      (4)   Date Filed:

      --------------------------------------------------------------------------

                            [DOVER CORPORATION LOGO]

                         ------------------------------

                    Notice Of Annual Meeting Of Stockholders
                         ------------------------------

                                                                  March 17, 2003

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held at the 3rd Floor Board Room, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19801, on April 22, 2003, at 10:00 A.M., for the following purposes:

     1. To elect nine directors;

     2. To re-approve the Dover Corporation Executive Officer Annual Incentive Plan and the performance goals set forth therein to satisfy certain Internal Revenue Code requirements;

     3. To ratify and approve the Amended and Restated 1996 Non-Employee Directors' Stock Compensation Plan;

     4. To consider a stockholder proposal; and

     5. To transact such other business as may properly come before the meeting.

     Only holders of record of the outstanding common stock at the close of business on February 28, 2003 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                            By authority of the Board of Directors,

                                                    JOSEPH W. SCHMIDT
                                                                       Secretary

     DOVER IS PLEASED TO OFFER ITS STOCKHOLDERS THE CHOICE OF VOTING THEIR SHARES BY RETURNING THE ENCLOSED PROXY BY MAIL OR VIA A TOLL-FREE TELEPHONE NUMBER. INSTRUCTIONS FOR VOTING BY THESE TWO ALTERNATIVES ARE PRINTED ON THE ENCLOSED PROXY CARD.

                               DOVER CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This statement is furnished to the stockholders of Dover Corporation (the "COMPANY" or "DOVER"), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "MEETING") to be held on April 22, 2003 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a cost not to exceed $12,000. This statement and the proxy form are being first sent to the stockholders on or about March 17, 2003.

     As of the close of business on February 28, 2003, the record date for determining stockholders eligible to vote at the Meeting, Dover had outstanding 202,515,631 shares of common stock. Each share of common stock is entitled to one vote on all matters.

     DOVER WILL PROVIDE TO EACH PERSON SOLICITED HEREIN, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF DOVER'S 2002 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ALL WITHOUT CHARGE (EXCEPT THAT THE COMPANY MAY CHARGE FOR ANY EXHIBIT). A REQUEST FOR THE FORM 10-K SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT DOVER'S OFFICE, 280 PARK AVENUE, NEW YORK, NY 10017. A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) MAY ALSO BE OBTAINED FROM DOVER'S INTERNET WEBSITE, HTTP://WWW.DOVERCORPORATION.COM. NO MATERIALS ON THE COMPANY'S WEBSITE ARE PART OF THIS PROXY STATEMENT.

     The shares covered by each proxy will be voted for the election of the nine nominees for director or their substitutes as indicated below unless directed otherwise in the proxy in which case the shares will be voted as directed. The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting to the full extent allowed by the rules under the Securities Exchange Act of 1934, as amended.

     Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. The election of directors requires a plurality of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. All other matters will require the majority of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

     A person giving a proxy by mail or by telephone may revoke it at any time before it is exercised, by giving written notice to the Corporate Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the ownership, as of February 28, 2003 (except as otherwise stated), of the number of shares and percentage of Company common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each Executive Officer listed in the compensation table, (iii) all Directors, nominees and Executive Officers of Dover as a group, and (iv) all persons or entities known to beneficially own more than 5% of the outstanding Company common stock. Unless otherwise indicated, the business address for all Directors and Executive Officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

                                                         NUMBER OF SHARES(1)    PERCENTAGE
                                                         -------------------    ----------
David H. Benson........................................          16,800(2)           *
Lewis E. Burns.........................................         515,508              *
Jean-Pierre M. Ergas...................................          23,100(3)           *
Kristiane C. Graham....................................       1,453,980(4)           *
Ronald L. Hoffman......................................          11,972              *
James L. Koley.........................................          28,909(5)           *
Robert G. Kuhbach......................................         194,183(6)           *
Richard K. Lochridge...................................           8,250              *
Thomas L. Reece........................................       1,041,646(7)           *
Bernard G. Rethore.....................................           3,750              *
Gary L. Roubos.........................................         326,116(8)           *
Michael B. Stubbs......................................         238,332(9)           *
Jerry W. Yochum........................................         249,354              *
Directors and Executive Officers as a Group............       4,827,416            2.4
Davis Selected Advisers, L.P...........................      11,251,448(10)        5.6
  2949 East Elvira Road, Suite 101
  Tucson, Arizona 85706

---------------

  *  Less than one percent.

 (1) Includes shares which are (a) owned by officers in the Company's Retirement Savings Plan, totaling 144,133 shares as of December 31, 2002 and (b) subject to options exercisable within 60 days for the following persons:
     Mr. Burns, 201,280 shares; Mr. Hoffman, 9,454 shares; Mr. Kuhbach, 154,499 shares; Mr. Reece, 768,496 shares; Mr. Yochum, 182,932 shares; and all Directors and Executive Officers as a group, 1,771,893 shares.

 (2) Includes 1,000 shares held by his spouse.

 (3) Includes 11,500 shares held by a limited partnership of which Mr. Ergas is the Managing General Partner.

 (4) Includes 960,216 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 88,908 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership, 1,910 shares held as a custodian for a minor and 550 shares held by her spouse.

 (5) Includes 1,000 shares held by his spouse and 2,309 shares held by a retirement plan of which Mr. Koley is the beneficiary.

 (6) Includes 3,000 shares held by his spouse and 31,980 shares held jointly with his spouse.

 (7) Includes 75,410 shares held by his spouse.

 (8) Includes 99,434 shares held by his spouse and 14,497 shares held by a limited liability company as to which he disclaims any beneficial interest.

 (9) Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 17,500 shares held by a family trust, and 182,632 shares held by trusts of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries. Excludes 2,453,381 shares held by trusts of which Mr. Stubbs or members of his immediate family are beneficiaries.

(10) Davis Select Advisers, L.P. is a registered investment advisor that manages the Davis and Selected families of mutual funds as well as separate mid/large-cap growth/value portfolios for individuals.

                           EQUITY COMPENSATION PLANS

     The Equity Compensation Plan Table below presents information regarding the Company's equity compensation plans at December 31, 2002:

                                                                                     NUMBER OF SECURITIES
                                     NUMBER OF SECURITIES                           REMAINING AVAILABLE FOR
                                      TO BE ISSUED UPON       WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                         EXERCISE OF         EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
                                     WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
           PLAN CATEGORY                     (A)                    (B)                       (C)
           -------------             --------------------   --------------------   -------------------------
Equity compensation plans approved
  by stockholders..................       8,832,383             $288,907,248               8,046,891
Equity compensation plans not
  approved by stockholders.........               0                        0                       0
Total..............................       8,832,383             $288,907,248               8,046,891

     The Company has three compensation plans under which equity securities of the Company have been authorized for issuance and have been issued to employees and to non-employee directors:

       THE 1984 INCENTIVE STOCK OPTION PLAN AND CASH PERFORMANCE PROGRAM

     The purpose of the 1984 Stock Option Plan and Cash Performance Program (the "1984 PLAN") was to give key employees of the Company the opportunity to receive options to purchase the Company's common stock and to participate in the cash performance program. The 1984 Plan expired in January 1995 and was replaced by the 1995 Incentive Stock Option Plan and Cash Performance Program. As of December 31, 2002, there were outstanding options for 312,211 shares under the 1984 Plan.

       THE 1995 INCENTIVE STOCK OPTION PLAN AND CASH PERFORMANCE PROGRAM

     The Company has an Incentive Stock Option Plan and Cash Performance Program (the "PERFORMANCE PLAN"), adopted in 1995 (replacing the 1984 Plan which expired in January 1995), which provides for stock options, restricted stock awards and cash performance awards.

     The Performance Plan is intended to promote the long-term success of Dover by providing salaried officers and other key employees of Dover and its subsidiaries with a long-range inducement to remain with Dover and to encourage them to increase their efforts to make Dover successful. Options granted under the Performance Plan are designated as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

     The option price is based on the fair market value on the date of grant and is determined in good faith by the Compensation Committee. The Compensation Committee determines the term of each option but in no event may an option be exercised more than 10 years following the grant date. No more than 600,000 shares may be granted to a single participant in any one year. Options granted under this plan may not be sold, transferred, hypothecated, pledged or otherwise disposed of by any of the holders except by will or by the laws of descent and distribution except that a holder may transfer any non-qualified option granted under this plan to members of the holder's immediate family, or to one or more trusts for the benefit of such family members provided that the holder does not receive any consideration for the transfer.

     The information above summarizes the material aspects of the Performance Plan. The rights and obligations of participants are determined by the provisions of the plan document itself.

            THE 1996 NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN

     Under the Dover Corporation 1996 Non-Employee Directors' Stock Compensation Plan (the "DIRECTORS' PLAN"), non-employee Directors are granted 2,000 shares of the Company's common stock per year (adjusted for stock splits) as their primary compensation for serving as Directors. If any Director serves for less than a full calendar year, the number of shares to be granted to that Director for the year is adjusted pro rata, based on the number of calendar quarters for such year for which he or she serves as a Director. The shares granted under the Directors' Plan may be treasury shares or newly issued shares but in either case they will be listed on the New York Stock Exchange.

     The information above summarizes the material aspects of the Directors' Plan. The rights and obligations of participants are determined by the provisions of the plan document itself. As described in Item 3 on page 20, the Directors' Plan has been amended, subject to shareholder approval, and as amended will provide for different levels of stock grants in 2003 and beyond.

                            1. ELECTION OF DIRECTORS

     The persons named as proxies will vote the shares covered by a proxy for the election as Directors of the nine nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. Votes may be cast only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. Directors will be elected by a plurality of the votes cast. All the nominees are presently Directors. Each Director elected at the Meeting will serve until the election and qualification of his or her successor.

                                                                                    YEAR FIRST
                                BUSINESS EXPERIENCE FOR PAST FIVE YEARS,              BECAME
     NAME AND AGE             POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS          DIRECTOR
     ------------             ---------------------------------------------         ----------
David H. Benson.......  Chairman of The Charities Official Investment Fund;            1995
    65                  Senior Advisor, Fleming Family & Partners (September,
                        2001); formerly Vice Chairman of The Kleinwort Benson
                        Group, Plc.; Director of The Rouse Company (real estate
                        development), Daniel Thwaites Plc. (beverage
                        manufacturer), B. G. Plc. (British gas company) and
                        Murray International Investment Trust (since October
                        1999; financial management).
Jean-Pierre M.          Chairman and Chief Executive Officer, BWAY Corporation         1994
  Ergas...............  (since January 2000; steel manufacturer); previously
    63                  Executive Vice President, Europe, Alcan Aluminum Limited
                        (from 1996 through 1999; aluminum manufacturer); and
                        Director, Brockway Standard Holdings Corporation
                        (container manufacturer).
Kristiane C.            Private Investor.                                              1999
  Graham..............
    45
James L. Koley........  Director (Chairman until February 2002) of Arts-Way            1989
    72                  Manufacturing Co., Inc. (agricultural manufacturer);
                        Chairman and shareholder (until July 2002), Koley Jessen,
                        P.C. (law firm).
Richard K.              President, Lochridge & Company, Inc. (management               1999
  Lochridge...........  consulting firm); Director of The Lowe's Company, Inc.
    59                  (home improvement retailer); PETsMART (pet supplies
                        retailer) and John H. Harland Company (financial
                        marketing services).
Thomas L. Reece.......  Chairman of the Board (since May 1999), President and          1993
    60                  Chief Executive Officer of Dover.

                                                                                    YEAR FIRST
                                BUSINESS EXPERIENCE FOR PAST FIVE YEARS,              BECAME
     NAME AND AGE             POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS          DIRECTOR
     ------------             ---------------------------------------------         ----------
Bernard G. Rethore....  Chairman of the Board Emeritus, Flowserve Corporation          2001
    61                  (fluid transfer and control equipment and services);
                        previously Chairman (from July 1997 to April 2000), Chief
                        Executive Officer (from July 1997 to December 1999) and
                        President (from October 1998 to July 1999), Flowserve
                        Corporation; Chairman (1997), President and Chief
                        Executive Officer (from 1995 to 1997) BW/IP, Inc. (which
                        merged into Flowserve Corporation in July 1997); Director
                        of Maytag Corporation (major appliances), Belden, Inc.
                        (specialty wires and cables), Amcast Industrial
                        Corporation (technology intensive metal products) and
                        Walter Industries, Inc. (homebuilding, financing,
                        industrial products, carbon and natural resources).
Gary L. Roubos........  Former Chairman of the Board of Dover (through May 1999);      1976
    66                  Director of ProQuest Company (information management) and
                        Omnicom Group, Inc. (advertising).
Michael B. Stubbs.....  Private Investor; Director of Moore-Handley, Inc.              1999
    54                  (wholesale hardware distributor).

     During 2002, the Board of Directors held four regular meetings. The Board has four standing committees, namely an Audit Committee, a Compensation Committee, an Executive Committee, and, since November 2002, a Governance and Nominating Committee. In 2002, all Directors attended all of the meetings of the Board of Directors and all meetings of the standing committees of which he or she was a member.

     The Audit Committee is composed of five Directors who are not employees of the Company. The functions of the Audit Committee consist of selecting and engaging the Company's independent auditors; approving in advance all services to be provided by, and all fees to be paid to, the Company's independent auditors; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing with management and the Company's independent auditors the quality and adequacy of Dover's internal accounting controls. See the Audit Committee Report beginning on page 16. In 2002, the Audit Committee held three meetings. The members of the Audit Committee are James L. Koley (Chairman), David H. Benson, Bernard G. Rethore, Gary L. Roubos and Michael B. Stubbs. After the November 2002 Audit Committee meeting, the Governance and Nominating Committee was formed. Mr. Koley became Chairman of this new committee and Mr. Stubbs replaced him as Chairman of the Audit Committee.

     The Compensation Committee is composed of three Directors who are not employees of the Company. The Compensation Committee approves compensation for executive officers, grants awards and payouts under the Performance Plan, approves changes to the compensation plans and supervises the administration of the compensation plans. See the Compensation Committee Report beginning on page
13. In 2002, the Compensation Committee held two meetings. The members of the Compensation Committee are Richard K. Lochridge (Chairman), Jean-Pierre M. Ergas and Kristiane C. Graham.

     The Governance and Nominating Committee is composed of all Directors who are not employees of the Company. The Governance and Nominating Committee develops and recommends to the Board corporate governance principles for the Company. In addition, the Governance and Nominating Committee identifies and recommends to the Board candidates for election as Directors and any changes it believes desirable in the size and composition of the Board, and also recommends to the Board committee structure and membership. The Governance and Nominating Committee was formed on November 7, 2002 and held one meeting in 2002. The members of the Governance and Nominating Committee are David H. Benson, Jean-Pierre M. Ergas, Kristiane C. Graham, James L. Koley (Chairman), Richard K. Lochridge, Bernard G. Rethore, Gary L. Roubos and Michael B. Stubbs.

     The Executive Committee is composed of four Directors. The Executive Committee is generally empowered to act unanimously on behalf of the Board and meets or otherwise takes action on an as needed basis between the regularly scheduled quarterly Board meetings. The Executive Committee did not meet during 2002. The members of the Executive Committee are Gary L. Roubos (Chairman), Jean-Pierre M. Ergas, James L. Koley and Thomas L. Reece.

                              CORPORATE GOVERNANCE

     Since inception, the Company has set high standards of business ethics, and has had the expectation that its operations and executives would conduct themselves in a way that demonstrates a commitment to high moral, legal and ethical principles. This has been evident in a number of ways.

     First, the Board of Directors has set a high standard for corporate governance and has had Corporate Governance Guidelines in place for at least ten years. For at least the past ten years, the majority of Directors have qualified as independent under standards in effect at the time. Currently, there is only one management representative on the Board, Mr. Reece, and the only former management Board member is Mr. Gary Roubos, who was the Chief Executive Officer until May 1994 and Chairman of the Board until April 1999. Last year, the Board of Directors began holding an executive session at Board meetings without any management representatives present to discuss issues of Board governance and oversight.

     Second, the Compensation Committee, since inception in 1993, has been composed entirely of non-management independent Directors. This Committee has routinely hired and worked directly with an outside compensation consultant to evaluate overall compensation arrangements for senior executives and managers, and to satisfy itself that these arrangements are both competitive and consistent with shareholders' interests.

     Third, a majority of the Audit Committee members have always been independent. Currently all members are independent. This Committee has routinely met with both the auditors and management separately to assess the effectiveness of the independent audit process.

     Fourth, the Company's headquarters, each of its four independent subsidiary offices and all operating companies have had a written code of conduct for a number of years, as well as appropriate conflict of interest policies, including annual verification, as part of their normal business operations.

     Fifth, each independent subsidiary for the past several years has routinely conducted annual internal control and compliance reviews of select operating companies, with the objective of reviewing and improving operating companies' internal control environments and overall compliance levels. The results of these activities have periodically been reported to the Audit Committee as part of its normal financial review process.

     Sixth, over the years, in addition to their normal Board meeting attendance, non-employee Directors have been encouraged to attend independent subsidiary board and business review and planning meetings and during 2002 a majority of non-employee Directors did so: David H. Benson, Kristiane C. Graham, James L. Koley, Bernard G. Rethore and Michael B. Stubbs attended one or more board and/or business review meetings of the four independent subsidiaries.

     Seventh, since the Company engaged PricewaterhouseCoopers LLP as its independent auditors, representatives of that firm have been invited to attend operating company business review meetings during the year. During 2002, one or more representatives attended several such meetings.

     In light of the enactment of the Sarbanes-Oxley Act of 2002 (the "SO ACT"), as well as companion actions taken by the New York Stock Exchange, the Company has continued to evaluate its compliance with overall corporate governance consistent with these new initiatives, and fully expects to meet or exceed all of the various requirements in a timely manner. In particular:

          1. The Company's Chief Executive Officer and Chief Financial Officer satisfied themselves that the Company has met the requirements of Section 302 of the SO Act and certified the Company's financial statements for the 3rd quarter of 2002 and the full year 2002.

          2. At its August 2002 meeting, the Company's Audit Committee reviewed and affirmed that it was composed entirely of independent Directors. The Audit Committee Chairman has participated in meetings with management and the Company's independent auditors in the process of reviewing both earnings releases and public filings immediately prior to the release and filing of such information.

          3. At its November 2002 meeting, the Board of Directors established a new Governance and Nominating Committee composed entirely of independent Directors, and this committee held a lengthy meeting to review a variety of management and governance issues, including an update of its Corporate Governance Guidelines. The Governance and Nominating Committee continued this work at a February 2003 meeting.

                            DIRECTORS' COMPENSATION

     Management Directors receive no compensation for services as a Director or as a member of any Committee. Under the Dover 1996 Non-Employee Directors' Stock Compensation Plan (the "DIRECTORS' PLAN"), non-employee Directors are granted 2,000 shares of the Company's common stock per year as their primary compensation for serving as Directors. If any Director serves for less than a full calendar year, the number of shares to be granted to that Director for the year is adjusted pro rata, based on the number of quarterly periods for which the Director serves. For 2002, each non-employee Director received 2,000 shares. Each non-employee Director received a fee of $2,000 for serving on any of the Board Committees and also received $1,500 for each Board or Committee meeting attended.

     In February 2003, the Board, upon the recommendation of the Compensation Committee which had retained and received advice from an independent compensation consulting firm, decided to change the amount and composition of the compensation paid to non-employee Directors and approved amendments to the Directors' Plan, subject to approval by the stockholders at the Meeting. See
Item 3 on page 20.

     Each non-employee Director may serve as a director of one of the Company's four independent subsidiary Boards, in which case he or she receives $1,500 for each subsidiary company board meeting attended. During 2002, David H. Benson, Kristiane C. Graham, James L. Koley, Bernard G. Rethore and Michael B. Stubbs received $1,500, $3,000, $4,500, $1,500 and $4,500, respectively, for attending such subsidiary board meetings.

     In July 2002, James L. Koley resigned as Chairman of, and sold all his shares in, Koley Jessen, P.C., a Nebraska law firm which from time to time performs legal services on behalf of Dover.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the Chief Executive Officer and the four other most highly paid executive officers for services in all capacities for each of the three calendar years ended December 31, 2002.

                                                     ANNUAL COMPENSATION(1)                   LONG-TERM COMPENSATION
                                             --------------------------------------   ---------------------------------------
                                                                                                      AWARDS        PAYOUTS
                                                                                                    -----------   -----------
                                                                                      RESTRICTED    SECURITIES     LONG-TERM
                                                                       OTHER ANNUAL      STOCK      UNDERLYING     INCENTIVE
             NAME AND                                                  COMPENSATION    AWARD(S)       OPTIONS        PLAN
        PRINCIPAL POSITION           YEAR      SALARY       BONUS         ($)(2)        ($)(3)        (#)(4)      PAYOUTS(5)
        ------------------           -----   ----------   ----------   ------------   -----------   -----------   -----------
Thomas L. Reece....................  2002    $1,000,000   $  472,000                                  296,245     $        0
  Chairman, President and Chief      2001       941,250      472,000                                  195,101        822,323
  Executive Officer of Dover         2000       920,000    1,250,000                                  165,073      1,265,485
Lewis E. Burns.....................  2002       580,000      385,000                                   80,669              0
  Vice President of Dover;           2001       580,000      371,000                   $339,000        50,789        410,433
  Director and President of          2000       550,000      420,000                                   45,854        731,338
  Dover Industries, Inc.
Ronald L. Hoffman..................  2002       475,000      325,000                                   76,041              0
  Vice President of Dover;           2001       270,000      190,000                                   40,500        168,390
  Director and President of          2000       175,000      100,000                                   12,634         36,119
  Dover Resources, Inc.
Robert G. Kuhbach(7)...............  2002       385,000      300,000                                   65,608              0
  Vice President, Finance and        2001       379,792      202,000                                   36,582        166,295
  Chief Financial Officer            2000       360,000      275,000                                   34,046        246,257
  of Dover
Jerry W. Yochum....................  2002       565,000      380,000                                   80,669              0
  Vice President of Dover;           2001       565,000      316,000       $106         485,380        49,476         89,114
  Director and President             2000       535,000      410,000                                   44,707        736,147
  of Dover Diversified, Inc.


                                         ALL
                                        OTHER
             NAME AND                COMPENSATION
        PRINCIPAL POSITION               (6)
        ------------------           ------------
Thomas L. Reece....................    $ 4,400
  Chairman, President and Chief          8,400
  Executive Officer of Dover             8,200
Lewis E. Burns.....................      5,975
  Vice President of Dover;               6,825
  Director and President of              8,200
  Dover Industries, Inc.
Ronald L. Hoffman..................      5,975
  Vice President of Dover;               4,800
  Director and President of              4,200
  Dover Resources, Inc.
Robert G. Kuhbach(7)...............      4,400
  Vice President, Finance and            8,400
  Chief Financial Officer                8,200
  of Dover
Jerry W. Yochum....................      9,970
  Vice President of Dover;               9,770
  Director and President                13,770
  of Dover Diversified, Inc.

---------------
(1) Compensation deferred at the election of the named executive officers is included in the category (e.g. salary, bonus, LTIP payouts) and year that it would otherwise have been reported had it not been deferred. The bonus amount is determined as described in the Compensation Committee Report beginning on page 13 of this proxy statement. Cash bonuses for the calendar years shown have been listed for the year earned, and are generally paid in February of the following calendar year. Bonuses for 2002 paid to certain officers listed in this table were awarded under the Company's Executive Officer Annual Incentive Plan (the "INCENTIVE PLAN"). Perquisites and other personal benefits paid to each officer in each instance aggregated less than the lesser of $50,000 or 10% of total salary plus bonus, and accordingly are omitted from the table.

(2) Includes with respect to Mr. Yochum that portion of interest above market rate (which market rate is determined by the SEC to be 120% of the applicable long-term treasury rate) credited in 2001 on compensation voluntarily deferred by him.

(3) Mr. Burns and Mr. Yochum were granted restricted stock awards on November 1, 2001 in the amounts of 10,000 shares and 14,318 shares, respectively, in recognition of their efforts in the successful disposition of businesses in their respective segments. The dollar values of the restricted stock awards to Mr. Burns and Mr. Yochum were calculated by multiplying the number of shares awarded by the closing market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) on the date of grant of $33.90. Both Mr. Burns and Mr. Yochum vested in the restricted stock award granted above and all restrictions lapsed with respect to 5,000 shares and 7,159 shares, respectively, on

    November 1, 2002 and will vest with respect to the remaining 5,000 shares and 7,159 shares, respectively, on November 1, 2003. During the restricted period, Mr. Burns and Mr. Yochum have the right to receive any dividends declared and other distributions paid with respect to their restricted shares as such are declared and paid to stockholders with respect to common stock of the Company generally. As of December 31, 2002, the aggregate restricted stock holdings of Mr. Burns and Mr. Yochum were 5,000 shares and 7,159 shares respectively and the dollar values of these restricted stock holdings were $145,800 and $208,756 respectively, determined by multiplying the number of shares by the closing market price of $29.16 on December 31, 2002.

(4) Awards shown are generally for services performed in the calendar year indicated but were granted in February of the following year. Each of Mr. Reece's 2002 and 2001 awards includes 20,000 shares in light of his substantially reduced bonus for 2002 and 2001, and in recognition of his leadership of the Company during very difficult years. The 2001 awards for Messrs. Reece and Kuhbach also include 4,417 shares and 392 shares, respectively, to compensate for salary reductions taken by them (along with a number of other executives) during 2001.

(5) The payout amount is determined as described under Long-Term Incentive Plan Awards for Calendar Year 2003 on page 11. Amounts shown represent payouts for the three-year performance period ended with the year shown.

(6) Represents Company contributions to the Dover Corporation Retirement Savings Plan, Company payments to other defined contribution plans and Company paid life insurance premiums on split dollar term life insurance. For 2002, these amounts are detailed as follows:

                                                                          OTHER
                                                           DOVER         DEFINED
                                                         RETIREMENT    CONTRIBUTION   INSURANCE
NAME                                                    SAVINGS PLAN      PLANS       PREMIUMS    TOTAL
----                                                    ------------   ------------   ---------   ------
T. L. Reece...........................................     $4,400                                 $4,400
L. E. Burns...........................................      5,975                                  5,975
R. L. Hoffman.........................................      5,975                                  5,975
R. G. Kuhbach.........................................      4,400                                  4,400
J. W. Yochum..........................................      4,400                      $5,570      9,970

(7) Mr. Kuhbach became Vice President, Finance and Chief Financial Officer on November 18, 2002. Prior to that date he was Vice President, General Counsel and Secretary of the Company.

                               INCENTIVE PROGRAMS

     The Company's Performance Plan, adopted in 1995 (replacing a similar plan which expired in January 1995), provides for stock options and restricted stock (in special circumstances) coordinated with cash performance awards. At the time of grant, allocations are made such that of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options at the corporate level. Information on current grants and cash performance awards is given below. For payouts on prior awards under this program see the Summary Compensation Table on page 8.

                      OPTION GRANTS IN LAST CALENDAR YEAR

                                  NUMBER OF      % OF TOTAL
                                 SECURITIES        OPTIONS
                                 UNDERLYING      GRANTED TO     EXERCISE                        GRANT DATE
                                   OPTIONS      EMPLOYEES IN      PRICE                           PRESENT
NAME                            GRANTED(#)(1)   CALENDAR YEAR   ($/SHARE)    EXPIRATION DATE    VALUE($)(2)
----                            -------------   -------------   ---------   -----------------   -----------
Thomas L. Reece...............     195,101           9.1           $38      February 14, 2012   $2,983,094
Lewis E. Burns................      50,789           2.4           $38      February 14, 2012      776,564
Ronald L. Hoffman.............      40,500           1.9           $38      February 14, 2012      619,245
Robert G. Kuhbach.............      36,582           1.7           $38      February 14, 2012      559,339
Jerry W. Yochum...............      49,476           2.3           $38      February 14, 2012      756,488

---------------
(1) All options shown were granted in 2002 for services performed in 2001 and correspond to the awards shown in the Summary Compensation Table for 2001. The options become exercisable on February 14, 2005. The awards made in February 2003 with respect to services performed in 2002 are shown in the Summary Compensation Table for 2002 on page 8.

(2) The grant date present values were determined using the Black-Scholes option pricing model applied as of the grant date. The assumptions used in applying this model were: expected life of 9 years; expected dividend yield of 1.27%; average stock price volatility of 28.10% and a risk-free interest rate of 5.32%, which represents the approximate yield of a zero coupon Treasury Bond on the date of grant with a maturity date similar to the assumed exercise period. This resulted in a discounted per share value of $15.29 (40.24% of the option price). The valuation model was not adjusted for risk of forfeiture or any vesting or transferability restrictions of the options, all of which would reduce the value of the options if factored into the calculation. The Black-Scholes model generates a theoretical value based on the assumptions stated above and this value is not intended to be used for predicting the future prices of the Company's common stock nor is there any assurance that the theoretical value or any other value will be achieved. The actual value of the options will depend on the future performance of the Company's common stock, the overall market conditions and the executive officer's continued service with the Company. The value ultimately realized by the executive officer will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

  AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                               YEAR END(#)                 YEAR END($)(1)
                           ACQUIRED ON       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------------   -----------   -------------   -----------   -------------
Thomas L. Reece..........        --               --        683,216        445,454      $2,377,844         $--
Lewis E. Burns...........        --               --        179,015        117,572       1,156,142         --
Ronald L. Hoffman........        --               --          6,851         55,737              --         --
Robert G. Kuhbach........        --               --        137,931         87,196         401,918         --
Jerry W. Yochum..........    25,720         $301,053        161,479        114,334       1,029,717         --

---------------
(1) Calculated by determining the difference between the exercise price and the average of the high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 2002, as the case may be. The average of the high and low market price on December 31, 2002 was $28.995.

             LONG-TERM INCENTIVE PLAN AWARDS FOR CALENDAR YEAR 2003

                                                                                       ESTIMATED FUTURE
                                                                    PERFORMANCE OR      PAYOUTS UNDER
                                                                     OTHER PERIOD         NON-STOCK
                                                  FEBRUARY 2003    UNTIL MATURATION      PRICE BASED
                      NAME                            AWARD           OR PAYOUT            PLANS(1)
                      ----                        -------------    ----------------    ----------------
Thomas L. Reece.................................    $432,000          2003-2005            $432,000
Lewis E. Burns..................................     494,100          2003-2005             494,100
Ronald L. Hoffman...............................     465,750          2003-2005             465,750
Robert G. Kuhbach...............................     102,600          2003-2005             102,600
Jerry W. Yochum.................................     494,100          2003-2005             494,100

---------------
(1) The actual cash payout at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2)(a) return on equity, or
    (b) return on investment. Parameters (1)(a) and (2)(a) apply to Mr. Reece, Mr. Kuhbach and other corporate officers and parameters (1)(b) and (2)(b) apply to the other three listed officers and those participating officers at independent subsidiaries and operating companies.

     There is no payout if growth in earnings is not achieved; there is no payout if return on equity or return on investment is less than 10 percent. Moreover, the earnings in the base year (the year preceding the award year) from which earnings growth is measured may not be less than an amount equal to 10 percent of equity or 10 percent of invested capital.

     There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 30% of the average annual nominal earnings increase over the three-year performance period. The same plan is applied to three separate "Business Units" as follows: (a) the entire company for corporate officers, (b) the market segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers.

     Given the foregoing, the range of payouts is large. Earned payouts may not exceed 1,562%. For the past three years, the amounts shown in the Payout Column of the Summary Compensation Table represent percentage payouts from 0% to 365.8% of the award given three years prior to the year of the payout. Given this range, it is difficult to forecast the required estimates called for by this column; the amounts shown above, payable in February 2006, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a Return on Investment/Return on Equity of 13% over the three-year performance period, or various other similar combinations of growth and return on investment. There were no payouts for the three-year performance period ended December 31, 2002 for any of the individuals listed in the Summary Compensation Table, on page 8.

                                RETIREMENT PLANS

     Dover has a number of defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs ("SERPS") which provide supplemental retirement benefits for eligible key management employees including certain officers of Dover and its subsidiaries. These supplemental plans basically extend or increase retirement benefits to cover compensation not covered by underlying qualified plans because of Federal statutory limitations. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

     Benefits under various defined benefit plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 months of compensation out of the last 120 months and (ii) the years of service credit. The following table sets forth the aggregate estimated annual benefits payable upon normal retirement (age 65) pursuant to the Company's retirement plans.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                             ----------------------------------------------------------
FINAL AVERAGE COMPENSATION      15         20          25           30           35
--------------------------      --         --          --           --           --
           800,000            240,000    320,000      400,000      480,000      480,000
           900,000            270,000    360,000      450,000      540,000      540,000
         1,000,000            300,000    400,000      500,000      600,000      600,000
         1,100,000            330,000    440,000      550,000      660,000      660,000
         1,200,000            360,000    480,000      600,000      720,000      720,000
         1,300,000            390,000    520,000      650,000      780,000      780,000
         1,400,000            420,000    560,000      700,000      840,000      840,000
         1,500,000            450,000    600,000      750,000      900,000      900,000
         1,600,000            480,000    640,000      800,000      960,000      960,000
         1,700,000            510,000    680,000      850,000    1,020,000    1,020,000
         1,800,000            540,000    720,000      900,000    1,080,000    1,080,000
         1,900,000            570,000    760,000      950,000    1,140,000    1,140,000
         2,000,000            600,000    800,000    1,000,000    1,200,000    1,200,000

     Compensation for plan purposes includes salary and annual bonus but excludes any payments or stock option or restricted stock awards under the Performance Plan. Generally, vesting of qualified pension benefits occurs after completion of five years of employment subsequent to age 18. The table above shows the estimated annual benefit payable upon normal retirement on a straight life annuity basis to persons in the specified remuneration and years of service classifications. The years of service credit for eligible persons named in the Summary Compensation Table as of December 31, 2002 are: Mr. Reece 37, Mr. Burns 43, Mr. Hoffman 6, Mr. Kuhbach 9 and Mr. Yochum 19. All of these persons are vested. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to Company contributions and one half of the social security benefits to which the covered employee may be entitled. Commencing January 1, 2003, executives covered by the corporate SERP with at least 10 years of service credit can retire at age 62 with no reduction in benefits, and executives who join Dover at or after age 40 are credited with one additional year of service for every four years of service after age 25 at another employer.

                           DEFERRED COMPENSATION PLAN

     Effective August 1, 2001, Dover adopted a deferred compensation plan as a means whereby the Company may afford a select group of management or highly compensated employees with an opportunity to defer to a future year the receipt of certain compensation that, absent such election, would have otherwise been paid. The plan is intended to be an unfunded, nonqualified deferred compensation plan, where the individual participants are responsible for their own investment choices. Amounts deferred are credited with the earnings or losses of hypothetical investments designated by plan participants. The Company has established a grantor trust (the "TRUST") with The Bank of New York as the trustee thereof, to hold certain amounts deferred under the plan. In certain instances, the assets of the Trust become subject to claims of the general creditors of the Company.

                          CHANGE OF CONTROL PROVISIONS

     The Company has agreements with Mr. Reece and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his duties with the Company in the event of a potential change of control of the Company. For purposes of these agreements, a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company's common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or
(c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that if within eighteen months following a change of control of the Company the officer's employment is terminated either by the Company for other than "cause" or "disability" or by such officer for "good reason" (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not any award under the Performance Plan or any other compensation) received by such officer in any of the most recent five years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options will immediately vest and become exercisable. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans, including the Company's SERP plans, will be paid immediately to such officers in a lump sum.

     The Internal Revenue Code of 1986, as amended (the "CODE"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of more than three times the individual's annualized includable compensation for the base period, as defined in the Code. Although Dover payments would not be expected to reach this amount in most cases, if an individual became subject to the excise taxes, the Company would gross-up the individual's payments to make him or her whole.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "COMMITTEE") of the Board of Directors is composed entirely of independent outside Directors. The Compensation Committee approves compensation for executive officers, grants, awards and payouts under the stock option plan and performance program and compensation plan changes, and supervises the administration of the compensation plans. From time to time, most recently in 2002, the Committee reviews studies conducted by its independent compensation consultant as to the competitiveness of the Company's overall executive compensation program. The results of those reviews are reflected in this report.

A. EXECUTIVE COMPENSATION POLICY

     The Committee's basic overriding compensation principle is that compensation at the corporate level, the independent subsidiary level, and at the operating president level should generally be linked to Dover's total return to stockholders and should be competitive with other comparable companies. The Committee also believes that all compensation, i.e., annual, medium-term and long-term, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually through salaries and bonuses, on a medium-term basis through three-year payout cash performance awards, and on a long-term basis through stock options. The relative "mix" of medium-term and long-term opportunity is adjusted in accordance with the breadth of the executive's responsibility across the organization, with increasingly larger percentages allocated to long-term reward potential through stock options in the case of those persons who are in positions to most materially affect the profitability and growth of the Company. In early 1999, the Performance Plan was amended to also allow the Committee to make restricted stock awards, with voting and dividend rights, that vest up to five years after grant. Restricted stock is generally not awarded except in connection with special or unusual circumstances. Cash performance awards and stock option grants are generally made on an annual basis although stock option grants can be made quarterly based on individual circumstances. However, to provide incentives to management to increase stockholder value over the medium and long-term, payouts on cash performance awards, if earned, occur three years later based on achieving certain performance goals for the three-year period; restricted stock vests up to five years after grant; and stock options generally have 10-year terms and are not exercisable until three years after their grant. With respect to pensions and other similar benefit programs, the Committee has set a target at the median of comparable companies. All compensation paid to the executive officers for 2002 qualified for deductibility for federal income tax purposes under Section 162(m) of the Code.

     Annual Compensation: The Committee reviews the Company's performance annually. As indicated above, the compensation programs of the Company are highly leveraged on the basis of performance. In setting compensation, the Company reviews the performance of the Company as compared to the companies in the Total Compensation Management database (the "TCM DATABASE"). The Company consistently performs in the top quartile as measured by the TCM database, which currently includes in excess of 40% of the manufacturing companies included in the Fortune 500 listings. Prior to 1999, when the Management Compensation Services Project 777 database (the "PROJECT 777 DATABASE") merged into the TCM database, the Company measured its performance against the Project 777 database and consistently performed in the top quartile. The TCM database includes a substantially larger number of companies than the peer index group referred to in connection with the Stock Performance Graph below. The average rank of a company in the TCM database, which determines that company's overall standing, is the average of the following nine separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for the current year; return on assets for one year and five years; and total capital return for one year and five years. As a result of the 2002 compensation review mentioned above (and the earlier compensation review conducted in 2000), the Committee determined that as long as the Company continues to perform in the top quartile, salaries and bonuses would be targeted at the 62nd percentile for all company executives. Should the Company's performance fall below that level, compensation targets will be adjusted downward. Annual bonuses vary with annual performance based upon earnings growth, return on investment and achievement of special Company goals as well as the Committee's judgment of overall performance.

     In 1998, the Company adopted the Incentive Plan which is administered by the Committee. The Committee has discretion to select executive officers to participate in the Incentive Plan in any given year. Executive officers selected to participate in the Incentive Plan would normally receive their annual bonuses, if any, for that year under the terms of the Incentive Plan instead of the Company's traditional bonus program. In 2002, Messrs. Reece, Burns, Hoffman and Yochum participated in the Incentive Plan.

     Long-Term Compensation: Dover's management, the Committee and the Board of Directors believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company (i.e. corporate, independent subsidiary and operating levels) over periods of time longer than one fiscal year, typically three years. Given the different levels and opportunities to impact Dover's long-term growth, and hence benefit Dover's stockholders, Dover has a long-term compensation program, the Performance Plan, which includes both stock-based awards and cash incentive awards, and operates substantially as described below.

     Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options, restricted stock or cash incentive awards under the Performance Plan. Long-term awards under the Performance Plan are basically a "mix" of stock-based and cash incentives, with operating management receiving a significant percentage of their respective gain opportunity in the form of cash incentive awards, and the executive officers receiving a substantial portion of their opportunity in the form of stock-based awards, usually stock options. Under the Performance Plan, the maximum award is calculated based on an individual's base salary, which amount is then multiplied by pre-established factors to determine both the allocation of the award between cash and options and the value of the two. Once the value of the stock option grant is determined, the value is converted into a number of shares based on the fair market value of the Company's stock on the date of grant. The payout of cash incentive awards is conditional upon achievement of certain performance criteria over the three-year period commencing with the year of the award. For a discussion of the performance criteria with respect to cash incentive awards, see the Long-Term Incentive Plan Awards for Calendar Year 2003 table on page 11. The multiples for each award are set by the Committee. For the officers identified in the Summary Compensation Table above, in 2002 the cash incentive awards made were based on multiples ranging from .41 to .81, and the number of shares granted was based on multiples ranging from 3.24 to 6.49. The comparable multiples for the 2003 cash awards and share grants are .23 to .81 and 3.24 to 6.77, respectively. In all cases, these multiples were determined by the independent compensation consultant retained in 2002 (and in 2000), and confirmed by the Compensation Committee. The multiples in 2003 reflect the 2000 compensation review, which suggested increases based on a competitive analysis, and a shift in long term reward opportunity from cash to stock as adjusted in 2002 to use only base salary. These multiples were confirmed by the 2002 compensation review. It is anticipated that these multiples will be used until the next compensation review is conducted. In February of each of 2002 and 2003, there were additional options shares granted as described in footnote (4) to the Summary Compensation Table. Cash incentive awards are made annually for the three-year performance period commencing in that year and prior awards are not considered by the Committee when current awards are made. Likewise, the number of shares that may be granted to each participant is not limited (except that the Plan itself limits the maximum option grant to an individual in any given year to 600,000 shares) and prior grants are not considered by the Committee when current grants are awarded, although a schedule of outstanding stock options for executive officers is reviewed by the Committee. In 2002, the number of optionees granted shares under the Plan was 4.6% of the total number of Dover employees. The annual number of shares granted has averaged less than 1% of shares outstanding over the past five years. For 2003, that percentage was 1.38%. Dover expects that, except in cases of unusual need, shares acquired through exercise of options will be held by participants (or the participant's family members) for the duration of their employment with the Company.

B. CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee awarded Mr. Thomas L. Reece, Chief Executive Officer, a bonus of $472,000 for 2002, which was equal to 47.2% of his 2002 salary of $1,000,000, plus an increased stock option grant of 20,000 shares more than would otherwise be granted under the Performance Plan. During the latter half of 2001, Mr. Reece voluntarily reduced his base salary down to the level it had been in 1999. Effective January 1, 2002, his salary was re-established at $1,000,000. In February 2003, Mr. Reece was granted 296,245 option shares (including the 20,000 shares noted above) and a cash performance award of $432,000 under the Performance Plan. The annual bonus amount was determined based upon: (a) outside independent compensation survey data (the TCM database) for a comparative group of companies of Dover's size; (b) the sales and earnings achieved in 2002; (c) the general business environment during 2002; and (d) a subjective judgment factor which is the prerogative of the Committee. The first three factors were given the greatest weight by the Committee.

Compensation Committee: Richard K. Lochridge (Chairman)
                      Jean-Pierre M. Ergas
                      Kristiane C. Graham

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors consists of non-employee Directors who are independent as defined in Section 303.01 of the New York Stock Exchange Listing Standards. Mr. Gary L. Roubos, a member of the Audit Committee, was originally appointed to the Audit Committee in May 1998 pursuant to the "override" provision of Section 303.02(D) of the New York Stock Exchange Listing Standards which allowed the appointment of one member who was an officer at the Company during the prior three years and accordingly would not be deemed "independent." Mr. Roubos was an employee of the Company until April 30, 1998, the Company's Chief Executive Officer until May 1994 and the non-employee Chairman of the Board of Directors through May 1999. With respect to Mr. Roubos' appointment, the Board of Directors determined in its business judgment that because of Mr. Roubos' unique in-depth knowledge of the operations of the Company, his membership on the Audit Committee was necessary for the best interests of the Company and its stockholders.

     The Board of Directors adopted a written Audit Committee Charter on May 4, 2000, a copy of which was included as Appendix A to the proxy statement dated March 14, 2001. The Audit Committee is responsible for the duties set forth in its charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. The Company's management has the responsibility for preparing the financial statements and implementing internal controls, and the Company's independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

     In fulfilling its oversight responsibilities, during 2002 the Audit Committee discussed with the Company's auditors the overall scope and plans for the audit. The Audit Committee met with the auditors, with and without management of the Company present, to discuss the results of the auditor's examination, the evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     The Audit Committee reviewed and discussed, with both management of the Company and the independent auditors, the fiscal year 2002 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

     The Audit Committee also (1) discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; and (2) reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships or non-auditing services, including those described below under "Relationship with Independent Accountants", that may impact their objectivity and independence.

     In addition, in accordance with the requirements under the SO Act, the Audit Committee engaged the independent certified public accounting firm of PricewaterhouseCoopers LLP to audit the annual accounts of Dover and its subsidiaries for 2002. Also pursuant to the SO Act, the Audit Committee approved in advance all non-audit services provided by PricewaterhouseCoopers LLP to Dover and its subsidiaries in 2002.

     Consistent with its charter and SEC guidance, the Audit Committee has delegated to the Chairman of the Committee the responsibility of reviewing the quarterly financial information prior to public dissemination. The Chairman fulfilled these responsibilities for each of the quarterly financial disclosures in 2002.

     Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K.

Audit Committee: Michael B. Stubbs (Chairman)
               David H. Benson
               James L. Koley
               Bernard G. Rethore
               Gary L. Roubos

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     As discussed above, the independent certified public accounting firm of PricewaterhouseCoopers LLP is the independent public accountant selected to audit the annual accounts of Dover and its subsidiaries for 2002. This firm also audited the financial statements for 2000 and 2001. Representatives of PricewaterhouseCoopers LLP will not be present at the Meeting.

A. AUDIT FEES

     Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company's auditors provide, such as statutory audits and review of documents filed with the Securities and Exchange Commission. The aggregate fees paid to PricewaterhouseCoopers LLP for the Company's consolidated auditing services during the years ended December 31, 2002 and December 31, 2001, were $3,798,644 and $3,448,868 respectively.

B. AUDIT RELATED FEES

     Audit related fees include fees for assurance and related services that are traditionally performed by the Company's auditors. These services include audits of employee benefit plans, due diligence on acquisition targets, internal control reviews and consultation in connection with financial and accounting standards. The aggregate fees paid to PricewaterhouseCoopers LLP for the Company's audit related services during the years ended December 31, 2002 and December 31, 2001 were $296,928 and $463,200 respectively.

C. TAX FEES

     Tax Fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services, tax planning and tax advice. The aggregate fees paid to PricewaterhouseCoopers LLP for the Company's tax services during the years ended December 31, 2002 and December 31, 2001, were $2,289,906 and $2,302,108 respectively.

D. ALL OTHER FEES

     There were no fees paid to PricewaterhouseCoopers LLP for services to the Company during the years ended December 31, 2002 and December 31, 2001, other than those described above.

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              DOVER CORPORATION, S&P 500 INDEX & PEER GROUP INDEX

                           TOTAL STOCKHOLDER RETURNS
[PERFORMANCE GRAPH]

                                                       PEER GROUP                  DOVER CORP.                S&P 500 INDEX
                                                       ----------                  -----------                -------------
Dec '97                                                     100                         100                         100
Dec '98                                                  116.35                      102.57                      128.58
Dec '99                                                  131.67                      128.53                      155.64
Dec '00                                                  155.27                      116.15                      141.46
Dec '01                                                  145.61                      107.24                      124.65
Dec '02                                                  119.09                       85.75                        97.1

Data Source: Media General Financial Services

     This graph assumes $100 invested on December 31, 1997 in Dover Corporation common stock, the S&P 500 index and a peer group index. The peer index consists of the following public companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Actuant Corp., Ametek Inc., Carlisle Cos. Inc., Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., Emerson Electric Co., Federal Signal Corp., Honeywell International, Inc., Hubbell Inc. CL B, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries Inc., 3M Co. (formerly Minnesota Mining & Mfg.), Parker-Hannifin Corp., Pentair Inc., Perkinelmer Inc., Tecumseh Products Co., TRW Inc., Tyco International Inc. and United Technologies Corp.

     * Total return assumes reinvestment of dividends.

       2. PROPOSAL TO RE-APPROVE THE DOVER CORPORATION EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN AND THE PERFORMANCE GOALS SET FORTH THEREIN

     The executive compensation policy of Dover's Compensation Committee (which is described in detail on page 14) has traditionally included annual cash bonuses to executive officers based upon earnings growth, return on investment and other criteria. Under Section 162(m) of the Internal Revenue Code of 1986 (as amended) (the "CODE"), it is necessary to obtain stockholder approval every five years of the material terms of the performance goals for such performance-based compensation to ensure that the performance-based compensation will be fully tax deductible to the Company. To make this deductibility available to the Company, the Board of Directors of the Company adopted, effective as of January 1, 1998, the Dover Corporation Executive Officer Annual Incentive Plan (the "INCENTIVE PLAN"). At the 1998 Annual Meeting, the stockholders approved the Incentive Plan, including the material terms of the performance goals to be used by the Compensation Committee for awarding specified executives from the date of that meeting. The material terms of the performance goals must be again approved by the stockholders. As the material terms of the performance goals are set forth in the Incentive Plan itself, it is proposed that the entire plan, including the material terms of the performance goals, be re-approved by the stockholders. None of the terms of the Incentive Plan, including the terms of the performance goals set forth therein, have been changed from the Incentive Plan approved in 1998. If the Incentive Plan is re-approved by the stockholders, the executive officers who are selected by the Compensation Committee each year to participate therein will receive their annual bonus, if any, under the Incentive Plan instead of the Company's traditional bonus program.

     The following plan summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this Proxy Statement as Exhibit A.

RECOMMENDATION

     To enable the Company to continue to receive tax deductions for executive compensation awarded under the Incentive Plan until the 2008 Annual Meeting, the Board of Directors recommends that the stockholders re-approve the Incentive Plan and the business criteria set forth therein on which the performance goals will be based. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the proposal to re-approve the Incentive Plan. The affirmative vote of holders of a majority of the shares of the Common Stock present in person or by proxy at the Meeting is required for re-approval of the Incentive Plan.

PURPOSE OF THE PLAN

     The Incentive Plan has been established to make certain that amounts payable under the plan are deductible to the Company for Federal income tax purposes in accordance with Section 162(m) of the Code, which denies certain tax deductions for annual compensation paid to the Company's Chief Executive Officer and the next four highest paid executives which is in excess of $1 million in any year. The Incentive Plan has been adopted to meet the requirements of
Section 162(m) of the Code so that amounts paid under the plan will be fully tax deductible to the Company. By approving the Incentive Plan, the stockholders also will be approving the material terms of the performance measures, eligibility requirements and annual bonus limits contained in the plan.

     The Incentive Plan, like the Company's traditional bonus program which it replaces for the executive officers chosen to participate, will provide annual amounts of performance-based incentive compensation to certain executive officers of the Company who are in a position to make a material contribution to the successful operation of the Company's business, as selected each year by the Compensation Committee. Granting such persons incentive compensation based on the financial success of the Company is intended to motivate them to achieve the Company's business goals. The Incentive Plan is also intended to encourage executive officers to remain in the employ of the Company, and to attract and motivate new executive officers.

DURATION AND MODIFICATION

     The Incentive Plan does not have a predetermined period over which it will remain in existence. The Board of Directors of the Company may at any time suspend or terminate the Incentive Plan, or make such modifications to the Incentive Plan with respect to future performance periods, as it may deem advisable. However, no amendments which are expected to materially increase amounts payable under the Incentive Plan to those executive officers who are subject to Section 162(m) of the Code may be made unless appropriate measures have been taken to cause the increased benefits to be deductible under Section 162(m).

ADMINISTRATION

     The Incentive Plan is administered by the Compensation Committee, which consists of not less than two members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code.

ELIGIBILITY

     The Compensation Committee will in its sole discretion determine the "executive officers" eligible to participate in the Incentive Plan each year. The "EXECUTIVE OFFICERS" of the Company means the Company's chief executive officer and the executives of the Company or its affiliates (as determined by the Compensation Committee) who report directly to the chief executive officer.

PLAN FEATURES

     Performance Goals. The Incentive Plan provides for the payment of an annual cash bonus to any executive officer designated as described above, which payment is conditioned upon the attainment of pre-established performance goals measured over a "performance period" which corresponds to each calendar year. The performance goals must be established in writing by the Compensation Committee within the first 90 days of each year. Performance goals are determined by reference to the Company's net income, earnings per share or return on investment, in the case of participants employed by the Company, and operating earnings or return on investment, in the case of participants employed with an affiliate of the Company, during each performance period.

     Certain Adjustments. The Compensation Committee has the discretion to reduce or eliminate any amounts otherwise payable under the Incentive Plan.

     Payment of Incentive Compensation. The determination of whether any amount is payable under the Incentive Plan is made by the Compensation Committee which will certify, in writing and before any amount under the Incentive Plan is paid, the amount that is payable with respect to each participant during each performance period. All payments from the Incentive Plan will be made in cash. The maximum annual cash bonus that could be payable under the Incentive Plan to any covered individual with respect to any performance period is one-half percent of the Company's net income for the performance period.

NEW PLAN BENEFITS

     Because amounts payable under the Incentive Plan are based on performance goals each year determined at the discretion of the Compensation Committee, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Incentive Plan if the Incentive Plan is re-approved. However, it is likely that the amount payable to any participant pursuant to the Incentive Plan will approximate the amount payable to such person for the fiscal year under the Company's traditional bonus program.

  3. PROPOSAL TO RATIFY AND APPROVE THE AMENDED AND RESTATED 1996 NON-EMPLOYEE
                       DIRECTORS' STOCK COMPENSATION PLAN

     On February 13, 2003, the Board of Directors, upon the recommendation of the Compensation Committee which had retained and received advice from an independent compensation consulting firm, decided to change the amount and composition of compensation paid to non-employee Directors and approved amendments to the Dover 1996 Non-Employee Directors' Stock Compensation Plan (the "DIRECTORS' PLAN"), subject to approval by Dover's stockholders at the Meeting.

     Prior to this decision, non-employee Directors received as compensation 2,000 shares of Common Stock per year under the Directors' Plan, a fee of $2,000 for serving on any of the Board committees, and $1,500 for each Board or committee meeting attended. Directors also received $1,500 for attending a meeting of the board of any of the Company's four independent subsidiary companies on which he or she serves. Non-employee Directors are also reimbursed for reasonable expenses incurred to attend meetings.

     Under the new compensation arrangements adopted by the Board, non-employee Directors will be entitled to receive annual compensation in an amount to be set from time to time by the Board (currently $90,000 per year), which the Board intends to have paid 25% in cash and 75% in Common Stock under the Directors' Plan, subject to the limitations set forth therein on the maximum number of shares that may be granted to any Director in any year. All fees for serving on any committee or attending any Dover Board or committee meetings are eliminated, with the exception that the Chair of the Audit Committee will be paid an additional $10,000 per year in cash. Non-employee Directors will continue to receive reasonable expenses incurred to attend meetings as well as fees for attending meetings of independent subsidiaries' boards on which they serve. Management Directors receive no compensation for services as a Director or on any committee and this will not change.

     Under the new compensation arrangements, for 2003, non-employee Directors will receive $22,500 in cash and $67,500 worth of Common Stock, based on the fair market value of Common Stock on November 15, 2003.

     If the amendments to the Directors' Plan are approved by the stockholders at the Meeting, these amendments will become effective retroactively as of January 1, 2003, and the amended Directors' Plan will have a term expiring on December 31, 2012. Absent the amendments, the existing Directors' Plan will remain in effect and is scheduled to expire on December 31, 2005.

     If the amendments to the Directors' Plan are not approved by the stockholders, the number of shares to be granted to non-employee Directors under the Directors' Plan will continue to be 2,000 and any additional compensation that would have been paid in shares if the amendment had been approved will be paid in cash. For a description of the Plan as in effect for 2002, see "Equity Compensation Plans -- The 1996 Non-Employee Directors' Stock Compensation Plan" on page 4.

                       DESCRIPTION OF THE DIRECTORS' PLAN

     The following plan summary is qualified in its entirety by reference to the full text of the Directors' Plan as amended, which is attached to this Proxy Statement as Exhibit B.

PURPOSE

     The purpose of the Directors' Plan is to promote the interests of Dover and its stockholders by attracting and retaining non-employee Directors capable of furthering the future success of Dover and by aligning their economic interests more closely with those of Dover's stockholders.

GRANTS OF SHARES

     Each person who (i) serves as a Director during any calendar year during the term of the Directors' Plan and (ii) is not then, and has not been for a period of at least six months prior to the later of the beginning of such calendar year and the date on which such a person became a Director, an employee of Dover or any subsidiary of Dover will be eligible to receive shares of Common Stock under the Directors' Plan as compensation for services performed as a Director during each such calendar year. The number of shares to be granted as compensation to any Director shall be determined by dividing the dollar amount of such compensation that is to be paid in shares by the fair market value of a share on the date of grant, provided that the number of shares granted to any Director for any calendar year shall not exceed 10,000. Such fair market value shall be determined in good faith by the Compensation Committee of the Board of Directors on the basis of such considerations as the Compensation Committee deems appropriate, and may be rounded to the nearest whole number or quarterly fraction thereof. Such shares will normally be granted on November 15 of such calendar year, and will be prorated for partial years of service. The number of shares for which certificates are delivered to each such Director will be automatically reduced by the appropriate percentage (currently 30%) to provide for the estimated Federal income tax and/or withholding tax payment obligations of the Director (unless the Company reasonably believes that such Director is not subject to U.S. income taxes), with Dover remitting to the appropriate tax authorities the fair market value of the shares for which certificates are not so delivered. Fractional shares will be rounded to the nearest whole share.

     The last sale price of Dover's shares, as reported on the New York Stock Exchange-Composite Transactions, for March 6, 2003 was $24.50.

ADJUSTMENTS

     The method of determining the number and kind of shares to be granted, and the limit on the number of shares that may be granted, to each non-employee Director will be subject to automatic adjustment as appropriate for any changes in the number or kind of outstanding shares resulting from a merger, recapitalization, stock split, stock dividend, or other extraordinary change in Dover's corporate or capital structure.

AMENDMENT OF THE PLAN

     The Board of Directors is permitted to amend, suspend or discontinue the Directors' Plan, provided that stockholder approval is required (i) to increase the number of shares which may be granted for any calendar year to more than 10,000 (except for the automatic adjustments described above), and (ii) if necessary to ensure compliance with any requirement of the Securities and Exchange Commission or the New York Stock Exchange.

RECOMMENDATION

     To be effective in its amended form, the Directors' Plan must be approved by a majority of the total number of outstanding shares of stock present in person or by proxy and entitled to vote at the meeting. The Board of Directors recommends a vote FOR the adoption of the Directors' Plan. Proxies will be voted FOR approval of the Directors' Plan unless otherwise specified in the proxy.

                            4. STOCKHOLDER PROPOSAL

     Three stockholders of the Company have submitted the following proposal. The proponents state that they own an aggregate amount of approximately 410,000 shares of Dover common stock or approximately 0.20% of the aggregate outstanding common stock of the Company.

     The Company will furnish the name, address and stockholdings of each proponent of this proposal promptly upon written or oral request directed to the Corporate Secretary of the Company.

     Their proposal is the following:

                               DOVER CORPORATION

SEXUAL ORIENTATION NONDISCRIMINATION POLICY

WHEREAS: Dover Corporation does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

Our industry competitors and peers, including Applied Materials, Baldor Electric, Cummins, Deere, General Electric, General Motors, Illinois Tool Works, 3M, Teleflex, and United Technologies, do explicitly prohibit this form of discrimination in their written policies;

Other major companies that are headquartered in New York, including Citigroup, IBM, Philip Morris, Verizon, AIG, AT&T, JPMorgan Chase, Morgan Stanley, Merrill Lynch, AOL Time Warner, Pfizer, MetLife, Goldman Sachs, PepsiCo, International Paper, and New York Life, also explicitly prohibit this form of discrimination in their written policies;

According to the Human Rights Campaign, a national advocacy group, more than half of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 75 percent of Fortune 100 companies;

The hundreds of corporations with nondiscrimination policies that reference sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a recent survey by Harris Interactive and Witeck-Combs, 41 percent of gay and lesbian workers in the United States report facing some form of hostility or harassment on the job; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Atlanta, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees, and similar legislation is pending in other jurisdictions;

Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find that more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in June 2001, 85 percent of respondents favored equal opportunity in employment for gays and lesbians.

RESOLVED: The Shareholders request that Dover Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

SUPPORTING STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit by a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Moreover, Governor George Pataki and other New York political leaders committed in Fall 2002 that New York State would pass in the near future a law banning private employment discrimination based on sexual orientation. Dover will enhance its competitive edge by joining the majority of large companies guaranteeing equal opportunity for all employees.

     THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

          Since its founding, Dover has practiced a highly decentralized management style. Its subsidiaries operate with a high degree of autonomy and the presidents of its operating companies have a high level of independent responsibility for their businesses. The Company adopted and has continued this philosophy because of its belief that the executives who are closest to the business are best able to manage the business in the particular markets and regulatory environments in which the business operates. The Board believes that this core operating philosophy has been a major contributor to the Company's successful acquisition program and its overall strong performance.

          Dover does not have a centralized human resources function and does not dictate human resources policies or procedures to its subsidiaries. Dover does impose on all its operating companies the requirement that they must fully comply with all laws and regulations applicable wherever they operate. Discrimination on the basis of sexual preference is contrary to the law of a number of jurisdictions where Dover companies operate, including New York where Dover's Corporate Office is located. Dover requires that it and its operating companies comply with the law of those jurisdictions.

          The Board strongly believes that the Company's future success depends on engendering the highest ethical standards, and assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance related qualifications. The Company's Corporate Office policy statement sets forth these principles, and they are promoted to all Dover operating companies.

          However, the Board believes that it is not advisable for the Company to go against a firmly ingrained founding principle responsible for much of its success and dictate that its operating companies around the world be subject to the proposed action where not already required. Therefore, the Board recommends a vote AGAINST this proposal.

                                 MISCELLANEOUS

                                 OTHER MATTERS

     Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's Directors and certain of its officers file reports of ownership and changes of ownership of the Company's common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on copies of such reports provided to the Company, the Company believes that all Directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2002 except that Mr. Robert Tyre was late reporting eight routine acquisitions made during 2001 and 2002 under a broker-sponsored dividend reinvestment program and Ms. Kristiane Graham was late reporting six sales of shares by certain trusts of which she is either a member of the beneficiary class or a co-trustee.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     In order for stockholder proposals to be included in Dover's proxy statement for the 2004 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017 by November 11, 2003. All other stockholder proposals, including nominations for Directors, must be received by Dover not less than 60 days or more than 90 days prior to the Meeting, which is tentatively scheduled for April 20, 2004.

Dated: March 17, 2003

                                          By authority of the Board of
                                          Directors,

                                          JOSEPH W. SCHMIDT
                                          Secretary

                                                                       EXHIBIT A

           DOVER CORPORATION EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

     1. PURPOSE. The purposes of the Dover Corporation Executive Officer Annual Incentive Plan (the "PLAN") are to provide annual incentive compensation to designated executive officers of Dover Corporation (the "COMPANY") based on the achievement of established performance goals, to encourage such executive officers to remain in the employ of the Company, to assist the Company in attracting and motivating new executive officers and to qualify the incentive payments awarded under the Plan (the "AWARDS") as qualified "performance-based compensation" so that all payments under the Plan shall be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE").

     2. ELIGIBILITY. The Compensation Committee of the Board of Directors of the Company (the "COMMITTEE") shall each year determine the Executive Officers of the Company eligible to participate in the Plan (the "PARTICIPANTS"). For purposes hereof, "EXECUTIVE OFFICERS" shall mean the Chief Executive Officer of the Company and each executive of the Company or an Affiliate of the Company who reports directly to the Chief Executive Officer of the Company. As used herein, "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

     3. PERFORMANCE PERIODS. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending the next December 31. The first Performance Period under the Plan shall commence on January 1, 1998.

     4. ADMINISTRATION. The Committee shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration. Such power and authority shall include proration or adjustment of awards in the case of retirement, termination, changes in base salary, dismissal, death and other conditions as appropriate; provided, however, that the discretion granted above with respect to an Award earned by a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code (a "COVERED EMPLOYEE") may be used by the Committee only to reduce or eliminate such Award.

     5. PERFORMANCE GOALS. On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance goals and criteria for the Performance Period. The performance criteria shall in all instances be determined on the basis of Dover Corporation net income, earnings per share and/or return on investment with respect to Participants employed by the Company and operating earnings and/or return on investment with respect to Participants employed by an Affiliate, in each case as reflected in the Company's audited financial statements for the relevant Performance Period.

     6. INCENTIVE PAYOUT CALCULATION. As soon as practicable after the end of each Performance Period, the Committee will certify in writing the Company's attainment of the financial performance goals and criteria established for such Performance Period pursuant to Section 5 and will calculate the possible payout of incentive awards for each Participant.

     7. REDUCTION OF CALCULATED PAYOUTS. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 6 that would otherwise be payable to a Participant based on the established target Award and payout schedule.

     8. PAYOUTS. After calculation of incentive payouts pursuant to Section 6 and any reduction or elimination thereof pursuant to Section 7, the Committee shall certify the amount of the payout to each Participant under the Plan for the Performance Period. In no event shall the payout under the Plan to any Participant for any Performance Period exceed one-half percent (.5%) of the Dover Corporation net income for the relevant Performance Period. Payment of the Award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash.

     9.  MISCELLANEOUS PROVISIONS.

     (a) The Board of Directors of the Company shall have the right to suspend or terminate the Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification which is expected to materially increase benefits payable to Covered Employees who are Participants under the Plan shall be made unless such measures as the Committee deems necessary for the increased benefit to be deductible pursuant to Section 162(m) of the Code have been taken.

     (b) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of the employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company or any Affiliate to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company or any Affiliate.

     (c) No person shall have any claim to be granted an Award under the Plan and there is no obligation of uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

     (d) The Company or Affiliate, as applicable, shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

     (e) If any provision of the Plan would cause the Awards granted to a Covered Employee not to be qualified "performance-based compensation" under
Section 162(m), that provision, insofar as it pertains to such Covered Employee shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

     10. ADOPTION. The Plan shall become effective as of January 1, 1998, subject to approval by the stockholders of the Company.

                                                                       EXHIBIT B

                              AMENDED AND RESTATED
                               DOVER CORPORATION
                          1996 NON-EMPLOYEE DIRECTORS'
                            STOCK COMPENSATION PLAN

1. PURPOSE

     The purpose of the Dover Corporation 1996 Non-Employee Directors' Stock Compensation Plan (the "ORIGINAL PLAN") as amended and restated as of January 1, 2003 (the "PLAN") is to promote the interests of Dover Corporation (the "COMPANY") and its stockholders by attracting and retaining non-employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's stockholders.

2. DEFINITIONS

     "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

     "DIRECTOR" means a member of the Board of Directors.

     "EXCHANGE" means the New York Stock Exchange or any other national securities exchange which then constitutes the principal trading market for the Shares.

     "GRANTEE" means any person who has been granted Shares under Section 4.

     "RULE 16B-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, and any replacement or substitute therefor.

     "SHARE" means a share of common stock of the Company and such other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section 5.

3. EFFECTIVE DATE AND TERM OF THE PLAN

     The Original Plan became effective as of January 1, 1996, pursuant to approval by the Company's stockholders at the annual meeting of the Company's stockholders held on April 30, 1996. This Plan as amended and restated shall become effective only if it is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the annual meeting of the Company's stockholders to be held on April 22, 2003, or at any adjournment thereof and, if so approved, shall be deemed effective as of January 1, 1998.

     The term during which Shares may be granted under the Plan shall expire on December 31, 2012.

4. GRANTS OF SHARES

     The Board of Directors determines the compensation to be paid to persons for serving as a Director. The Board of Directors has currently determined that 75% of annual non-employee Director compensation should be paid in the form of Shares pursuant to this Plan, although the Board of Directors may change such percentage at anytime without stockholder approval.

     A Director shall be eligible to receive Shares under this Plan as compensation for services performed as a Director during each calendar year during the term of the Plan if such Director (i) serves as a Director during such calendar year and (ii) is not then, and has not been for a period of at least six months prior to the later of the beginning of such calendar year and the date on which such Person became a Director, an employee of the Company or any subsidiary of the Company.

     The number of Shares to be granted as compensation to any Director shall be determined by dividing the dollar amount of such compensation to be paid in Shares by the fair market value of a Share on the date of grant, provided that the number of Shares granted to any Director for any calendar year shall not exceed 10,000. Such fair market value of a Share shall be determined in good faith by the Compensation Committee of the Board of Directors on the basis of such considerations as the Compensation Committee deems appropriate from time to time, including, but not limited to, such factors as the closing price for a Share on the Exchange on the date of grant, the average of the closing bid and asked prices for a Share on the Exchange on the date of grant, or the average of the high and low sales prices of a Share on the Exchange on the date of grant. The Compensation Committee shall be authorized, in its discretion, to round the fair market value of a Share to the nearest whole number or a quarterly fraction thereof.

     Persons who are Directors in any calendar year shall be granted Shares on November 15 of such calendar year (or if such November 15 is not a trading day on the Exchange, the next such trading day). Any person who serves as a Director during any such calendar year but ceases to be a Director prior to November 15 of such year shall be granted Shares as of the date he or she ceases to be a Director (or if such date is not a trading day on the Exchange, the next such trading day), provided that the Board of Directors may decide that any Director removed for cause at any time during any calendar year shall forfeit any Shares for such calendar year. The number of Shares to be granted to any Director for any calendar year for less than all of which he or she serves as a Director shall be prorated as deemed appropriate by the Compensation Committee. There shall be no fractional Shares issued under this Plan; the number of Shares granted at any time to any Grantee shall be rounded to the nearest whole Share.

     Certificates for Shares granted under the Plan shall be delivered on the date of grant or as soon thereafter as reasonably practicable, provided that the number of Shares for which certificates shall be delivered to each Grantee shall be automatically reduced by the appropriate percentage (currently 30%) to provide for the Federal estimated income and/or withholding tax payment obligations of the Grantee (unless the Company reasonably believes that such Grantee is not subject to U.S. income taxes), with the Company remitting to the appropriate tax authorities the fair market value of the Shares for which certificates are not so delivered.

     The Shares granted under the Plan may be treasury shares or newly-issued shares. The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or appropriate by the Company, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that any Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

5. ADJUSTMENTS

     The method of determining the number and kind of Shares to be granted, and the limit on the number of Shares that maybe granted, to each Grantee under
Section 4 of the Plan shall be automatically adjusted to prevent dilution or enlargement of the rights of Grantees in the event of any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

6. AMENDMENT, SUSPENSION AND DISCONTINUANCE

     The Board of Directors may at any time amend, suspend or discontinue the Plan, provided that (i) the maximum number of Shares that may be granted to any Director for any calendar year shall not be increased above 10,000 (except pursuant to Section 5 of the Plan) without stockholder approval, and (ii) if stockholder approval of such action is necessary in order to ensure compliance with any applicable rule or regulation put into effect by the Securities and Exchange Commission or the Exchange, such action shall be subject to approval by the holders of the Shares by the vote and in the manner required by such rule or regulation.

7. COMPLIANCE WITH RULE 16B-3

     The Company intends that the Plan and all transactions hereunder meet all of the requirements of Rule 16b-3, and that any Grantee shall not, as a result of any grant hereunder, lose his or her status as a "Non-Employee Director" as defined in Rule 16b-3. Accordingly, if any provision of the Plan does not meet a requirement of Rule 16b-3 as then applicable to any such transaction, or would cause a Grantee not to be a "Non-Employee Director," such provision shall be construed or deemed amended to the extent necessary to meet such requirement and to preserve such status.

8. GOVERNING LAW

     The Plan shall be applied and construed in accordance with and governed by the law of the State of Delaware and applicable Federal law.

               PROXY                     PROXY

                               DOVER CORPORATION

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 22, 2003.

     The undersigned hereby appoints Thomas L. Reece, Robert G. Kuhbach and Joseph W. Schmidt, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 22, 2003 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company's Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.


IMPORTANT--You have the option of voting your shares by returning the enclosed proxy card or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote by telephone. If you vote by telephone, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

PROXY       DOVER CORPORATION        PROXY

2003 ANNUAL MEETING
 1. Election of Directors-    For   Withhold     For all (Except Nominee(s)
                                                 written below)
                              All     All        __________________________

 Nominees:(01) D.H. Benson,

 (02) J-P.M. Ergas, (03) K.C. Graham,

 (04) J.L. Koley, (05) R.K. Lochridge,

 (06) T.L. Reece, (07) B.G. Rethore,

 (08) G.I. Roubos, and (09) M.B. Stubbs.


 2. To re-approve the Dover Corporation Executive      For    Against    Abstain
    Officer Annual Incentive Plan and the performance goals set forth therein to satisfy certain
    Internal Revenue Code requirements.

 3. To ratify and approve the Amended and Restated     For    Against    Abstain
    1996 Non-Employee Directors' Stock Compensation
    Plan.

 4. To consider a stockholder proposal.                For    Against    Abstain

 5. To transact such other business as may properly    For    Against    Abstain
    come before the meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 5 AND A VOTE AGAINST ITEM 4.


Please Sign Here and Return Promptly


            Signature(s)                           Dated                 2003
                        -----------------------          ---------------,


                        -----------------------

 Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

                              FOLD AND DETACH HERE
                           VOTE BY TELEPHONE OR MAIL


                   CALL**TOLL FREE**ON A TOUCH TONE TELEPHONE


                         24 Hours a Day, 7 Days a Week


          Telephone voting is available through 11 PM Eastern Time the business day prior to annual meeting day.


  Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


     ______________________________              ______________________________

              TELEPHONE                                      MAIL
            1-800-435-6710
      Use any touch-tone telephone
      to vote your proxy. Have your               Mark, sign and date your
      proxy card in hand when you                 proxy card and return it in
      call. You will be prompted to      OR       the enclosed postage-paid
      enter your control number,                  envelope.
      located in the box below, and
      then follow the directions
      given.

      ______________________________             ______________________________


             IF YOU VOTE YOUR PROXY BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


                                                                 Control Number

                                                                 _______________